Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

July 2, 2026

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 29, 2026, to the Board of Directors of Gentherm Incorporated (“Gentherm”), as Annex C to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Gentherm, as filed by Gentherm on July 2, 2026 (the “Registration Statement”), relating to the Merger (as defined in the Registration Statement) and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Gentherm’s Financial Advisors”, “Risk Factors—Risks Related to the Transactions”, “The Transactions—Background of the Transactions”, “The Transactions—Gentherm’s Reasons for the Merger; Recommendation of Gentherm’s Board of Directors”, “The Transactions—Certain Financial Forecasts”, “The Transactions—Opinion of Barclays” and “Annex C—Opinion of Barclays Capital Inc.”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By: /s/ Rory Elliot
Name: Rory Elliot
Title: Managing Director

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